Exhibit 99.1

News Release

CBOE HOLDINGS, INC. REPORTS RECORD FIRST QUARTER FINANCIAL RESULTS FOR 2013

First Quarter Financial Highlights

-- Record First Quarter Results
-- Operating Revenues Increase 18 Percent to $142.7 Million
-- GAAP Net Income Allocated to Common Stockholders Increases 27 Percent to $41.8 Million; Diluted EPS of $0.48
-- Adjusted Net Income Allocated to Common Stockholders Up 33 Percent to $43.9 Million1; Adjusted Diluted EPS of $0.501
-- GAAP Operating Margin Expands by 140 Basis Points to 48.7 Percent; Adjusted Operating Margin Up 340 Basis Points to 50.9 Percent1
CHICAGO, May 3, 2013 - CBOE Holdings, Inc. (NASDAQ: CBOE) today reported first quarter 2013 net income allocated to common stockholders of $41.8 million, or $0.48 per diluted share, compared with $32.9 million, or $0.37 per diluted share in the first quarter of 2012. On an adjusted basis, net income allocated to common stockholders was $43.9 million, or $0.50 per share, compared with $33.0 million, or $0.37 per diluted share, in the same period last year. Operating revenues of $142.7 million for the first quarter increased 18 percent compared with $121.4 million in the first quarter of 2012.
“Our record first quarter results were driven by continued strong growth in our proprietary products. Trading volume in our VIX Index options and futures continued to reach new records, while trading in our S&P 500 options complex, led by the tremendous growth in our SPX Weeklys, also increased significantly,” said William J. Brodsky, CBOE Holdings Chairman and CEO.

Brodsky added, “As we announced last December, later this month Ed Tilly will assume the role of Chief Executive Officer, Ed Provost will become President and Chief Operating Officer, and I will continue to lead the Board in my new role as Executive Chairman. I am confident that under the leadership of Ed Tilly and Ed Provost, CBOE will continue to serve our customers through innovation and execution, while achieving our growth strategy and delivering long-term value to stockholders."
"CBOE Holdings is off to a good start this year, as solid execution combined with continued strong growth in our proprietary products delivered improved operating margins and excellent financial results. For the quarter, our adjusted diluted EPS of $0.50 per share matched our highest ever and was 35 percent higher than last year, on an 18 percent increase in revenue," stated Alan J. Dean, CBOE Holdings Executive Vice President and Chief Financial Officer. "We generated strong cash flow from operations and ended the quarter with $210 million in cash and no debt," Dean added.

(1) A full reconciliation of our non-GAAP results to our GAAP results for the 2013 and 2012 reporting periods is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

Key Statistics and Financial Highlights
The table below highlights CBOE Holdings' operating results on a GAAP basis and an adjusted basis for the comparative quarters ended March 31, 2013 and 2012. Financial results presented on an adjusted basis provide supplemental information to facilitate period-over-period comparisons by adjusting for certain items that management believes are not indicative of the company's core operating performance.

(in millions, except per share and revenue per contract)	1Q 2013	1Q 2012	Y/Y Change
Key Statistics:
Total Trading Days	60	62
Average Daily Volume (options and futures)	4.37	4.88	(11)%
Total Trading Volume (options and futures)	262.0	302.7	(13)%
Average Revenue Per Contract	$0.378	$0.280	35%
GAAP Financial Highlights:
Total Operating Revenues	$142.7	$121.4	18%
Total Operating Expenses	73.3	64.0	15%
Operating Income	69.4	57.4	21%
Operating Margin %	48.7%	47.3%	140 bps
Net Income	$42.4	$33.4	27%
Net Income Allocated to Common Stockholders	$41.8	$32.9	27%
Diluted EPS	$0.48	$0.37	30%
Weighted Average Shares Outstanding	87,272	88,146	(1)%
Adjusted Financial Highlights (1)
Total Operating Expenses	$70.1	$63.8	10%
Operating Income	72.6	57.6	26%
Operating Margin %	50.9%	47.5%	340 bps
Net Income	$44.5	$33.5	33%
Net Income Allocated to Common Stockholders	$43.9	$33.0	33%
Diluted EPS	$0.50	$0.37	35%

(1) A full reconciliation of our non-GAAP results to our GAAP results for the 2013 and 2012 reporting periods is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
Revenues
Operating revenues were $142.7 million in the first quarter of 2013, up $21.3 million, or 18 percent, from $121.4 million in the first quarter of 2012. The increase primarily reflects higher revenue of $14.3 million in transaction fees, $5.0 million in regulatory fees, $1.7 million in exchange services and other fees, and $1.5 million in other revenue, offset somewhat by a decrease of $0.9 million in market data fees.
Transaction fees increased 17 percent for the quarter due to a 35 percent increase in the average revenue per contract (RPC) compared with the first quarter of 2012, offset somewhat by a 13 percent decline in trading volume. RPC increased to $0.378 compared with $0.280 in the first quarter of 2012. Trading volume for the first quarter was 262.0 million contracts, or 4.37 million contracts per day, compared with volume of 302.7 million contracts, or 4.88 million contracts per day, in last year's first quarter.
The increase in RPC primarily resulted from a shift in the mix of trading volume, with contracts carrying the highest rate per contract, index options and futures contracts, accounting for 37.9 percent of trading volume during the quarter compared with 25.4 percent in the first quarter of 2012.

The average revenue per contract represents total transaction fee revenue divided by total reported trading volume for Chicago Board Options Exchange (CBOE), C2 Options Exchange (C2) and CBOE Futures Exchange (CFE).
Adjusted Operating Expenses
Adjusted operating expenses were $70.1 million for the quarter, up $6.3 million, or 10 percent, compared with $63.8 million in the first quarter of 2012. Adjusted operating expenses exclude accelerated stock-based compensation of $3.2 million and $0.2 million for the first quarter of 2013 and 2012, respectively.
The company's core operating expenses, which include total operating expenses less volume-based expenses, depreciation and amortization, accelerated stock-based compensation expense and unusual or one-time expenses, were $47.6 million for the first quarter of 2013, up $6.0 million, or 14 percent, compared with last year's first quarter. The increase primarily represents higher expenses for outside services and employee costs. Outside services were up primarily due to higher legal fees. The higher employee costs mainly reflect increases in incentive compensation, stock-based compensation and salaries.
Volume-based expenses, which include royalty fees and trading volume incentives, were $14.2 million in the first quarter of 2013, representing an increase of $0.4 million, or 3 percent, compared with the same period last year. This increase reflects higher royalty fees of $2.0 million, offset somewhat by a decrease in trading volume incentives of $1.6 million. The higher royalty fees are directly related to the growth in trading volume in licensed index products and, to a lesser extent, an increase in royalty rates resulting from the previously announced licensing agreement extension. The decline in trading volume incentives primarily resulted from lower trading volume in multiply-listed options and modifications to the incentive program criteria.
Adjusted Operating Margin
The company's adjusted operating margin for the first quarter of 2013 increased 340 basis points to 50.9 percent compared with 47.5 percent for the same quarter last year, representing the Company's second highest adjusted operating margin ever.
Effective Tax Rate
The company reported an effective tax rate of 38.3 percent for the quarter versus 41.3 percent in last year's first quarter. The decrease in the effective rate for the first quarter of 2013 compared to 2012 is the result of the recognition of discrete items and the benefit of a lower apportionment by Illinois.
First Quarter 2013 Operational Highlights and Recent Developments

•	For a fourth consecutive quarter, CFE and VIX futures experienced record-setting quarterly trading volume.

•
On May 1, 2013, the company reported that average daily volume (ADV) for total options in April 2013 was 4.48 million contracts, a 4 percent increase from March 2013 ADV of 4.33 million contracts and a 1 percent decrease from April 2012 ADV of 4.54 million contracts. In addition, CFE reported ADV of 184,983 contracts in April 2013, up 119 percent compared with 84,631 contracts per day during April 2012 and a 15 percent increase from 161,444 contracts per day in March 2013.

•
On April 8, CBOE launched its new "CBOE Options Hub" (www.cboeoptionshub.com), a comprehensive Website designed to be the "hub" of CBOE's industry-leading social media program and the definitive online source for up-to-the-minute news and views from the options community.

•
On March 18, CBOE and C2 launched trading in "mini-options" that are one-tenth the size of standard options on five popular stocks/exchange traded funds - Apple (AAPL), Amazon (AMZN), Google (GOOG), the SPDR Gold Trust ETF (GLD), and the SPDR S&P 500 ETF Trust (SPY).

•
On March 14, in light of a number of rulings by the court in CBOE's favor, International Securities Exchange (ISE) conceded to an adverse judgment in its suit against CBOE for alleged infringement of ISE's patent relating to an "automated exchange."  ISE has filed its notice of appeal with the Federal Circuit.

•
On March 13, CBOE and S&P Dow Jones Indices announced that they amended their license agreement, extending CBOE's exclusive rights to use the S&P 500 and the S&P 100 to create exchange-traded standardized options on those indexes and on other derivative indexes published by S&P Dow Jones Indices. The exclusive license for the S&P 500 extends through 2032, with non-exclusive rights through 2033.

•	On March 8, Russell Indexes, CBOE Holdings and NYSE Euronext announced that Russell Index options will be offered on a “semi-exclusive” basis with both groups' options exchanges.

•	In early March, CBOE held its 29th annual Risk Management Conference in Carlsbad, California, which was attended by approximately 300 investment professionals.

•
On January 14, CBOE affiliate, Market Data Express, launched the CBOE Customized Option Pricing Service (COPS). The new data service, which employs the market-making expertise of CBOE's liquidity-providing community, offers subscribers end-of-day indicative valuations for "customized" options such as FLexible EXchange options and certain over-the-counter options.

2013 Fiscal Year Financial Guidance
The company reaffirmed the following 2013 financial guidance provided in its February 8, 2013 earnings press release:

•
Core operating expenses are expected to be in the range of $189.0 million to $194.0 million. Continuing stock-based compensation expense included in core expenses is expected to be approximately $18.0 million for the full year.

•	Depreciation and amortization expense is expected to be in the range of $37.0 million to $39.0 million.

•	Capital expenditures are expected to be in the range of $35.0 million to $40.0 million.

•	Adjusted effective tax rate for the full-year 2013 is expected to be in the range of 39.5 to 40.0 percent.
Return of Capital to Stockholders
As announced on May 1, 2013, CBOE Holdings' Board of Directors declared a first-quarter dividend of $0.15 per share, payable June 21, 2013, to stockholders of record on May 31, 2013.
During the first quarter of 2013, the company did not repurchase any shares of its common stock. At March 31, 2013, the company had approximately $103.3 million of availability remaining under its existing share repurchase authorizations.
Earnings Conference Call
Executives of CBOE Holdings will host a conference call to review its first quarter financial results today, May 3, 2013, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company's website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (877) 372-0876 from the United States or Canada, or (253) 237-1167 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company's website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, May 3, through 11:00 p.m. CT, May 10, 2013, by calling (855) 859-2056 within the U.S. and Canada, or (404) 537-3406 for international callers, using replay code 25993283.
About CBOE Holdings
CBOE Holdings, Inc. (NASDAQ: CBOE) is the holding company for Chicago Board Options Exchange (CBOE), CBOE Futures Exchange (CFE) and other subsidiaries. CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options and volatility trading through product innovation, trading technology and investor education. CBOE Holdings offers equity, index and ETP options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options and futures on the CBOE Volatility Index (the VIX Index). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P 500 BuyWrite Index (BXM). CBOE Holdings is home to the world-renowned Options Institute and www.cboe.com, the go-to place for options and volatility trading resources. CBOE is regulated by the Securities and Exchange Commission (SEC), with all trades cleared by the OCC.

Forward-Looking Statements
This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those statements that reflect our expectations, assumptions or projections about the future and involve a number of risks and uncertainties. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause actual results to differ materially from that expressed or implied by the forward-looking statements, including: the loss of our right to exclusively list certain index option products; increasing price competition in our industry; compliance with legal and regulatory obligations; our ability to operate our business, monitor and maintain our systems or program them so that they operate correctly, including in response to increases in trading volume and order transaction traffic; decreases in the amount of trading volumes or a shift in the mix of products traded on our exchanges; legislative or regulatory changes; increasing competition by foreign and domestic entities; economic, political and market conditions; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to maintain access fee revenues; our ability to protect our systems and communication networks from security risks, including cyber-attacks; our ability to attract and retain skilled management and other personnel; our ability to maintain our growth effectively; our dependence on third party service providers; and the ability of our compliance and risk management methods to effectively monitor and manage our risks.
More detailed information about factors that may affect our performance may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2012 and other filings made from time to time with the SEC.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

CBOE Media Contacts:		Analyst Contact:
Gail Osten	Gary Compton	Debbie Koopman
(312) 786-7123	(312) 786-7612	(312) 786-7136
osten@cboe.com	comptong@cboe.com	koopman@cboe.com
CBOE-F

Trademarks:

CBOE®, Chicago Board Options Exchange®, CFE®, FLEX®, FLexible EXchange®, LEAPS®, CBOE Volatility Index® and VIX® are registered trademarks and BuyWriteSM, BXMSM, CBOE Futures ExchangeSM, COPSSM, Execute SuccessSM, SPXSM and The Options InstituteSM are service marks of Chicago Board Options Exchange, Incorporated (CBOE).  C2SM and C2 Options ExchangeSM are service marks of C2 Options Exchange, Incorporated (C2). Standard & Poor's®, S&P®, S&P 100®, and S&P 500® are registered trademarks of Standard & Poor's Financial Services LLC and have been licensed for use by CBOE, C2 and CFE. All other trademarks and service marks are the property of their respective owners.

CBOE Holdings, Inc.
Selected Quarterly Operating Statistics

Average Daily Volume by Product (in thousands)

	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
PRODUCT:
Equities	1,604	1,617	1,964	2,007	2,320
Indexes	1,501	1,294	1,150	1,252	1,174
Exchange-traded products	1,107	1,091	1,124	1,451	1,321
Total Options Average Daily Volume	4,212	4,002	4,238	4,710	4,815
Futures	154	123	99	93	67
Total Average Daily Volume	4,366	4,125	4,337	4,803	4,882

Mix of Trading Volume by Product

	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
PRODUCT:
Equities	36.7%	39.2%	45.3%	41.8%	47.5%
Indexes	34.4%	31.4%	26.5%	26.1%	24.0%
Exchange-traded products	25.4%	26.4%	25.9%	30.2%	27.1%
Futures	3.5%	3.0%	2.3%	1.9%	1.4%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Average Revenue Per Contract by Product

	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Trading Days	60	62	63	63	62
PRODUCT:
Equities	$0.140	$0.134	$0.118	$0.123	$0.110
Indexes	0.671	0.670	0.682	0.677	0.658
Exchange-traded products	0.155	0.186	0.177	0.180	0.171
Total Options Average Revenue Per Contract	0.333	0.322	0.287	0.288	0.261
Futures	1.618	1.442	1.606	1.607	1.697
Total Average Revenue Per Contract	$0.378	$0.355	$0.317	$0.314	$0.280

Transaction Fees by Product (in thousands)

	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
PRODUCT:
Equities	$13,509	$13,472	$14,645	$15,617	$15,894
Indexes	60,379	53,764	49,385	53,383	47,907
Exchange-traded products	10,296	12,552	12,561	16,429	14,036
Total Options Transaction Fees	$84,184	$79,788	$76,591	$85,429	$77,837
Futures	14,961	11,017	10,030	9,456	6,998
Total Transaction Fees	$99,145	$90,805	$86,621	$94,885	$84,835

Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, CBOE Holdings has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include core operating expenses, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income allocated to common stockholders and adjusted diluted earnings per share.
Management believes that the non-GAAP financial measures presented in this press release, including adjusted net income and core operating expenses, provide useful and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management, including adjusted diluted EPS, are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.
The table below shows core operating expenses, which is the company's operating expenses after excluding (i) volume-based expenses, (ii) depreciation and amortization expense, (iii) accelerated stock-based compensation expense and (iv) other unusual or one-time expenses.

	Three Months Ended March 31,

(in thousands)	2013	2012
Total Operating Expenses	$73,275	$63,977
Less:
Depreciation and amortization	8,282	8,320
Accelerated stock-based compensation expense	3,180	194
Volume-based expenses:
Royalty fees	13,169	11,191
Trading volume incentives	1,013	2,649
Core Operating Expenses (non-GAAP):	$47,631	$41,623
Less: Continuing stock-based compensation expense	3,559	2,745
Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)	$44,072	$38,878

Detail of Core Operating Expenses (non-GAAP)
Employee costs	$27,657	$25,096
Data processing	4,516	4,899
Outside services	11,035	7,170
Travel and promotional expenses	2,064	2,167
Facilities costs	1,253	1,303
Other expenses	1,106	988
Total	$47,631	$41,623

The table below shows the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed in the footnotes below and are referred to as adjusted financial measures.

(in thousands, except per share amounts)	Three months ended March 31, 2013				Three months ended March 31, 2012
		Items Impacting Results				Items Impacting Results
	Reported (GAAP)	Operating Expenses [1]	Other Income/(Expense)[2]	After Considering Items (non-GAAP)	Reported (GAAP)	Operating Expenses[3]	After Considering Items (non-GAAP)
Total Operating Revenues	$142,705			$142,705	$121,392		$121,392
Total Operating Expenses	73,275	(3,180)		70,095	63,977	(194)	63,783
Operating Income	69,430	3,180		72,610	57,415	194	57,609
Operating Margin	48.7%			50.9%	47.3%		47.5%
Total Other Income /(Expense)	(721)		245	(476)	(453)		(453)
Income Before Income Taxes	68,709	3,180	245	72,134	56,962	194	57,156
Income Tax Provision	26,336	1,219	92	27,647	23,545	80	23,625
Effective Income Tax Rate	38.3%			38.3%	41.3%		41.3%
Net Income	$42,373	$1,961	$153	$44,487	$33,417	$114	$33,531
Net Income Allocated to Participating Securities	(584)	(27)	(2)	(613)	(554)	(2)	(556)
Net Income Allocated to Common Stockholders	$41,789	$1,934	$151	$43,874	$32,863	$112	$32,975
Diluted Net Income per Share Allocated to Common Stockholders	$0.48	$0.02	$—	$0.50	$0.37	$—	$0.37

NOTES: Amounts may not foot due to rounding.

1)
In the first quarter of 2013, the company accelerated the recognition of stock-based compensation expense to recognize the full value of stock grants awarded to certain executives due to provisions contained in their employment arrangements.

2)	In the first quarter of 2013, the company recorded an impairment for an investment in affiliate.

3)
In the first quarter of 2012, the company accelerated the recognition of stock-based compensation expense to recognize the remaining fair value of stock grants awarded to two board members who left the Board.

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
Three months ended March 31, 2013 and 2012

	Three Months Ended March 31,
(in thousands, except per share amounts)	2013	2012

Operating Revenues:
Transaction fees	$99,145	$84,835
Access fees	15,654	15,980
Exchange services and other fees	9,088	7,449
Market data fees	5,537	6,373
Regulatory fees	9,700	4,696
Other revenue	3,581	2,059
Total Operating Revenues	142,705	121,392

Operating Expenses:
Employee costs	30,837	25,290
Depreciation and amortization	8,282	8,320
Data processing	4,516	4,899
Outside services	11,035	7,170
Royalty fees	13,169	11,191
Trading volume incentives	1,013	2,649
Travel and promotional expenses	2,064	2,167
Facilities costs	1,253	1,303
Other expenses	1,106	988
Total Operating Expenses	73,275	63,977

Operating Income	69,430	57,415

Other Income / (Expense):
Investment income	4	23
Net loss from investment in affiliates	(725)	(476)
Total Other Expense	(721)	(453)

Income Before Income Taxes	68,709	56,962
Income Tax Provision	26,336	23,545
Net Income	42,373	33,417
Net Income allocated to participating securities	(584)	(554)
Net Income allocated to common stockholders	$41,789	$32,863

Net income per share allocated to common stockholders
Basic	$0.48	$0.37
Diluted	0.48	0.37
Weighted average shares used in computing income per share:
Basic	87,272	88,146
Diluted	87,272	88,146

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
March 31, 2013 and December 31, 2012

(in thousands, except share amounts)	March 31, 2013	December 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$210,486	$135,597
Accounts receivable—net allowances of $353 and $340	51,136	45,666
Marketing fee receivable	6,251	5,216
Income taxes receivable	481	11,717
Other prepaid expenses	6,335	4,146
Other current assets	735	567
Total Current Assets	275,424	202,909
Investments in Affiliates	14,221	14,270
Land	4,914	4,914
Property and Equipment:
Construction in progress	89	89
Building	62,596	62,442
Furniture and equipment	266,120	263,155
Less accumulated depreciation and amortization	(256,528)	(251,642)
Total Property and Equipment—Net	72,277	74,044
Other Assets:
Software development work in progress	5,204	4,370
Data processing software and other assets (less accumulated amortization of $137,093 and $133,862)	37,585	38,351
Total Other Assets—Net	42,789	42,721
Total	$409,625	$338,858

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$43,168	$45,148
Marketing fee payable	6,842	5,808
Deferred revenue	23,780	1,084
Post-retirement medical benefits	90	110
Income taxes payable	11,872	—
Total Current Liabilities	85,752	52,150

Long-term Liabilities:
Post-retirement medical benefits	2,174	1,794
Income taxes liability	22,708	20,857
Other long-term liabilities	3,924	3,946
Deferred income taxes	20,341	20,989
Total Long-term Liabilities	49,147	47,586
Total Liabilities	134,899	99,736
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized, no shares issued and outstanding at March 31, 2013 or December 31, 2012	—	—
Unrestricted common stock, $0.01 par value: 325,000,000 shares authorized; 91,270,509 issued and 87,271,829 outstanding at March 31, 2013; 91,270,274 issued and 87,271,683 outstanding at December 31, 2012	913	913
Additional paid-in-capital	74,551	67,812
Retained Earnings	304,567	275,491
Treasury Stock, at cost: 3,998,680 shares at March 31, 2013	(104,204)	(104,201)
Accumulated other comprehensive loss	(1,101)	(893)
Total Stockholders' Equity	274,726	239,122

Total	$409,625	$338,858

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
Three months ended March 31, 2013 and 2012

	Three Months Ended March 31,
(in thousands)	2013	2012
Cash Flows from Operating Activities:
Net Income	$42,373	$33,417
Adjustments to reconcile net income to
net cash flows from operating activities:
Depreciation and amortization	8,282	8,320
Other amortization	29	22
Provision for deferred income taxes	(515)	(1,152)
Stock-based compensation	6,739	2,939
Loss on disposition of property	1	—
Loss on investment in affiliates	480	476
Impairment of investment in affiliates and other assets	245	—
Net change in assets and liabilities	37,663	19,321
Net Cash Flows provided by Operating Activities	95,297	63,343
Cash Flows from Investing Activities:
Capital and other asset expenditures	(6,440)	(7,869)
Investment in affiliates	(676)	(394)
Proceeds from disposition of property	8	—
Net Cash Flows used in Investing Activities	(7,108)	(8,263)
Cash Flows from Financing Activities:
Payment of quarterly dividends	(13,297)	(10,745)
Purchase of unrestricted stock from employees	(3)	(1)
Purchase of unrestricted stock under repurchase program	—	(30,641)
Net Cash Flows used in Financing Activities	(13,300)	(41,387)

Net Increase in Cash and Cash Equivalents	74,889	13,693

Cash and Cash Equivalents at Beginning of Period	$135,597	$134,936
Cash and Cash Equivalents at End of Period	$210,486	$148,629

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$1,910	$67
Non-cash activities:
Unpaid liability to acquire equipment and software	$907	$2,453